Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186687

PROSPECTUS SUPPLEMENT NO. 20
(To Prospectus dated March 28, 2013)

27,891,407 Shares

Tengion, Inc.

This Prospectus Supplement No. 20 supplements the prospectus dated March 28, 2013 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-186687). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 27,891,407 shares of our common stock, which are held or may be held by the stockholders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On March 27, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2014

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 26, 2014, Tengion, Inc. (the “Company”) issued a press release providing financial results for the fourth quarter and twelve months ended December 31, 2013. A copy of the press release is furnished herewith as Exhibit 99.1.

The information contained in this Item, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 8.01 Other Events.

Annual Meeting Date Set

The Board of Directors of the Company has approved May 2, 2014 as the date for the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). The Board of Directors also approved the record date for stockholders entitled to notice of and to vote at the Annual Meeting, which is fixed as the close of business on March 24, 2014. Stockholders wishing to nominate a director or propose matters to be considered at the Annual Meeting in the manner contemplated by the Company’s Second Amended and Restated Bylaws (the “Bylaws”) must submit timely notice thereof to the Company in order for such matters to be considered at the Annual Meeting.  Because the date of the Annual Meeting has been changed to a date that is more than 30 days before the anniversary date of the Company’s 2013 annual meeting, in accordance with Section 2.1(d) of the Bylaws, to be timely, such notice must be delivered to the Secretary of the Company at the Company’s principal executive offices by April 11, 2014.  Such proposals must also comply with all other requirements set forth in the Bylaws and other applicable laws.

The address of the Company’s principal executive offices is 3929 Westpoint Boulevard, Suite G, Winston-Salem, NC 27103.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1   Tengion, Inc. Press Release, dated March 26, 2014, reporting Fourth Quarter and Full Year 2013 Financial Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: March 27, 2014	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.	Description

99.1	Tengion, Inc. Press Release, dated March 26, 2014, reporting Fourth Quarter and Full Year 2013 Financial Results